                                                                                     Exhibit 10.13

                                                                                     September 5, 2006

Lawrence S. Olanoff, M.D., Ph.D.

Dear Lawrence:

            We are delighted to extend our offer of employment to you for the position of President and Chief Operating Officer at an annual salary of $750,000 (Base Salary), and paid semi-monthly. In this position, located at our New York Corporate Headquarters, you will report to Howard Solomon, Chief Executive Officer. You will be eligible to receive an annual bonus (with a target of 40%-50% of base; standard executive bonus range is zero to 50%) based upon Company and your individual performance (the "Bonus"). You will be granted a prorated Bonus for the 2006 calendar year, which shall be no less than $100,000. Typically, the Bonus will be paid with the final calendar year payroll, on or about December 31st. In addition, you will be eligible for consideration for merit increases in Base Salary for each year of your employment commencing with calendar year 2008, following your performance review in December of the previous year. You will be granted a stock option of 250,000 shares of Forest Laboratories, Inc. stock subject only to approval by our Board of Directors effective upon your employment start date as President and Chief Operating Officer. These stock options have a 10-year expiry. The vesting schedule is as follows:

                        15% after the first grant year (15% total)
                        another 15% at the end of the second grant year (30% total)
                        another 15% at the end of the third grant year (45% total)
                        another 15% at the end of the fourth grant year (60% total), and after the fifth grant year the remaining 40% (100% total)

            In the past, stock option grants for senior executives have been awarded annually in December as part of the compensation cycle. Therefore, it would not be unreasonable to forecast additional stock option awards for your service beginning in December 2007, and thereafter, commensurate with your position and option grants to senior executive officers generally. All stock option awards will be exercisable, for active employees, based upon the terms and conditions of the stock option agreement as provided to you by the Company.

            During the term of your employment, you shall be entitled to such benefits and perquisites as are generally made available to senior executive officers of Forest. By way of illustration and not limited by the preceding sentence, Forest shall provide you with the following benefits: You and your dependents will be eligible for participation in Forest Laboratories Medical and Dental plans. You will also be eligible to participate in our Flexible Spending Accounts (Medical/ Dependent), Life, Profit Sharing, 401K Savings, Deferred Compensation, and Long Term Disability plans in accordance with the standard eligibility requirements as defined in the respective plans. You will also receive four (4) weeks paid vacation in accordance with Company policy. This vacation period will be prorated for calendar year 2006.

            Accompanying this position will be a company car. Forest will either lease or purchase a vehicle of your choosing for your use. The car allowance provided will be commensurate with the car allowances provided to other senior executive officers. This company vehicle will require only minimal tax liability resulting from your personal use. Following your employment, we will make the appropriate arrangements with you. Forest will reimburse you for all reasonable, ordinary and necessary expenses incurred by you in the performance of your duties, provided you account to Forest for such expenses in the manner prescribed by Forest.

            Pursuant to this agreement, Forest will provide you with a three (3) year employment guarantee as of your start date, limited to severance and certain benefits in the event of a termination of your employment by Forest without Cause or your termination of employment for Good Reason (as the terms are defined in the Change in Control Employment Agreement referred to below). In such event, this severance agreement will provide you with semi-monthly Base Salary payments for a period of either the balance of the three year contract, or for one year, which ever is greater, plus one Bonus payment (the higher of the last actual bonus payout, or 50% of salary target). In the event that the employment guarantee is activated, you agree, subject to your availability, to be reasonably available to management for consultations from time to time during the period of salary continuation, it being understood that you shall not be required to perform such consultation for any specified minimum number of hours. Further, Forest shall continue health care coverage (medical and dental) for yourself and any eligible family members for the period concurrent with salary continuation, or until coverage is obtained by you, which ever is earlier. Such coverage shall be on the same terms and conditions and at the same cost as for active senior executive officers of Forest. During any period of the employment agreement there shall not be any accelerated vesting of stock options. However, any stock options previously awarded to you shall continue to vest until the expiration of the three year employment agreement.

            Finally, as President and Chief Operating Officer, you will be eligible to participate in Forest Laboratories, Inc.’s Change in Control Employment Agreement in the form attached hereto and incorporated herein. This agreement provides for a three-year salary protection in the event of a hostile takeover of the company.

            Please sign your acceptance of this Offer of Employment and return it to me no later than Tuesday, September 5, 2006. I would appreciate a verbal concurrence as soon as you are able.

            We are projecting a start date for your employment as being on October 30, 2006 and your appointment as President and Chief Operating Officer to be effective as of such date. As required by the U.S. Department of Labor and pursuant to the Immigration and Nationality Act, our company is required to verify the identity and employment authorization of all new hires. In order to comply with this legal obligation, we must complete an Employment Eligibility Verification Form (I-9) within three (3) days of your hire. We have enclosed a list of forms needed to comply with the requirement (Form I-9) for your review. Please note that you will need to provide on the first day of your employment either (i) one document from "list A" or (ii) one document from "list B" and one document from "list C" of the form (see the enclosed I-9 list). If you anticipate having difficulty completing the Form I-9 or producing the required documents, please contact me as soon as possible.

            If you have any questions, please contact me as soon as possible.

                                                                                    Sincerely,

                                                                                     /s/ Howard Solomon

                                                                                    Howard Solomon

                                                                                    Chairman and Chief Executive Officer

ACCEPTED & AGREED:

/s/ Lawrence S. Olanoff, M.D., Ph.D.

Lawrence S. Olanoff, M.D., Ph.D.

Attachment I-9; Change in Control

cc: H. Solomon